SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)               DECEMBER 31, 1999
                                                --------------------------------

                                  PIRANHA, INC
               (Exact name of Registrant as specified in charter)

     DELAWARE                          0-20190                  36-3859518
(State or other jurisdiction         (Commission               (IRS Employer
 of incorporation)                   File Number)            Identification No.)

    1350 NORTH LAKE SHORE DRIVE CHICAGO, IL                        60610
(Address of principal executive offices)                         (Zip Code)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE           (312) 664-7852
                                                   -----------------------------


                    CLASSICS INTERNATIONAL ENTERTAINMENT INC.
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

ACQUISITION OF IBP, INC.

         On December 30, 1999, Classics International Entertainment, Inc. ("Classics") and IBP entered into a definitive Agreement and Plan of Merger and Reorganization ("Merger Agreement") and the transaction was consummated. Pursuant to the terms of the Agreement, Classics acquired all of the capital stock of IBP through a merger of its specially formed subsidiary, Classics Acquisition Corp., Inc. with and into IBP. As a result of the acquisition, IBP became a wholly-owned subsidiary of Classics. The two stockholders of IBP received an aggregate of 3,490,000 pre-reverse split shares of Common Stock of Classics in exchange for all of their capital stock of IBP. The IBP acquisition is intended to qualify as a tax free exchange pursuant to Section 368 of the Internal Revenue Code. IBP was a private company owned by two persons, Mr. Michael Steele and Mr. Carey Lotzer.

         The  Classics'  Board  of  Directors  determined  to  proceed  with the acquisition  in  order  to  obtain  certain  technology  owned  by IBP  and  its shareholders regarding digital workflow processing and text stream data compression. None of the technology is subject to a patent or trademark.

         IBP was formed in November 1999 and had not engaged in any business operations other than development of the technology, and has no revenues. IBP had not produced any financial statements prior to the acquisition and it was not a condition to closing that any financial statements be produced by IBP.

         Messrs. Lotzer and Steele have entered into employment agreements with Classics and its subsidiaries. Mr. Lotzer entered into a two-year employment contract on November 16, 1999 at an annual salary of $150,000 year one and $200,000 year two. Mr. Lotzer will serve in the capacity of Chief Scientist and will be appointed to the Board of Directors in an annual alternation with Mr. Steele. As part of his employment agreement, Mr. Lotzer has been granted the option to receive up to 200,000 performance based stock options at the strike price of $1.35 per share as well as 100,000 incentive based stock options at a strike price of $5.00 per share.

         Mr. Steele entered into a two-year employment contract on November 16, 1999 at an annual salary of $150,000 per year. Mr. Steele will serve in the capacity of Chief Information Officer and will be appointed to the Board of Directors in an annual alternation with Mr. Lotzer. As part of his employment agreement, Mr. Steele has been granted the option to receive up to 200,000 performance based stock options at the strike price of $1.35 per share as well as 100,000 incentive based stock options at a strike price of $5.00 per share.

ITEM 4.  OTHER EVENTS

         On or about January 30, 2000 Classics delivered an Information Statement to its shareholders of record on January 12, 2000 to notify its shareholders that it had received written consents from shareholders holding approximately 60.3% of its outstanding shares of Common Stock (11,380,291 shares) to effect the following corporate actions:

         1.       changing the name of Classics to Piranha, Inc.;

         2. increasing the number of authorized shares of Common Stock from 30,000,000 shares to 100,000,000 shares; and

         3. effecting a reverse stock split of the Common Stock so that all issued and outstanding shares of Common Stock (including outstanding options, preferred stock and warrants to purchase Common Stock) will be reduced at the rate of 1 share for every
                  3.49 shares of Common Stock prior to the reverse split.

         With respect to the reverse stock split,  by way of example,  for every
3.49 shares held by a Classics' stockholder, the stockholder would be deemed to own 1 one share after the split. By way of another example, if a stockholder owns 10,000 shares, the stockholder would be deemed to own 2,866 shares (after rounding). The par value of the Common Stock has not changed.

         On the record date, January 11, 2000 there were 18,868,916 shares of Common Stock outstanding. After completing the reverse stock split, Classics has approximately 5,406,566 shares of Common Stock outstanding. Fractional shares will not be issued and shareholders will receive the nearest whole share rounded up. The reverse stock split will also similarly impact the number of outstanding convertible securities such as warrants, options and preferred stock. Classics intends to deliver to shareholders, through its transfer agent Continental Stock Transfer & Trust Company, a letter of transmittal for shareholders to return their share certificates to Continental for re-issuance to reflect the new name and reverse split.

         The board of directors of classics approved the amendments to the certificate of incorporation and authorized the sending of the information statement to all stockholders of Classics.

         The foregoing actions became effective on February 23, 2000 with the filing of an Amendment to the Classics' Certificate of Incorporation with the Office of the Secretary of State of Delaware.

Exhibits

Item           Description

3.1            Certificate of Amendment to Articles of Incorporation

10.1           Merger Agreement  And   Plan   of Reorganization  dated
               as of December 30, 1999 Pursuant to Section 368 of the Internal Revenue Code Among Classics International Entertainment, Inc., Classics Acquisition Corp., Inc. and IBP, Inc., Carey Lotzer And Michael Steele.

                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8K to be signed on its behalf by the undersigned hereunto duly authorized.

March 7, 2000              PIRAHNA, INC

                           (formally Classics International Entertainment, Inc.) (Registrant)

                           BY:
                           Richard Berger, Chief Executive Officer